EXHIBIT 5.1

December 14, 2022

Reference: 21327 / 9
TPCO Holding Corp. 1550 Leigh Avenue San Jose, California 95125.

Re: TPCO Holding Corp. – Registration Statement on Form S-1

We have acted as Canadian counsel to TPCO Holdings Corp. (the “Company”) in connection with the filing by the Company of a Registration Statement on Form S-1 (the “Registration Statement”) with the United States Securities and Exchange Commission under the United States Securities Act of 1933, as amended (the “Act”). The Registration Statement relates to the registration of 25,000,000 common shares of the Company (the “Shares”) which may be sold from time to time by the Selling Shareholders (as defined in the Registration Statement).  The Shares were or will be issued to the Selling Shareholders pursuant the Merger Agreement (as defined in the Registration Statement) and a related Exchange Agreement (as defined in the Registration Statement), each dated as of November 14, 2022, pursuant to which the Company acquired Coastal Holding Company, LLC, a retail dispensary license holder and operator founded in Santa Barbara in 2018.

For the purpose of this opinion, we have examined originals or copies, certified or identified to our satisfaction, of such public and corporate records, certificates and other documents and have considered such questions of law as we have deemed relevant or necessary as a basis for the opinions hereinafter expressed. In conducting such examinations, we assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy of the records maintained by all public offices where we have searched or enquired or have caused searches or enquiries to be conducted, as the case may be, and the authenticity of all corporate records, documents, instruments and certificates submitted to us as originals. We have further assumed the conformity to original documents of all documents submitted to us as certified, notarial, true, facsimile or photostatic copies, the authenticity of the originals of such copies and the accuracy and completeness of the information contained therein.

We have not undertaken any special or independent investigation to determine the existence or absence of any facts or circumstances relating to the Merger Agreement, Exchange Agreement, or the Shares. No inference as to our knowledge as to such facts and circumstances should be drawn merely from our specific representation of the Company.

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Our opinion is given as of the date hereof and is based on legislation and regulations in effect on the date hereof. We do not in any event undertake to advise you of any facts or circumstances occurring or coming to our attention subsequent to the date hereof.

We are qualified to practice law in the Province of British Columbia (the “Jurisdiction”). We express no opinion as to the laws of any jurisdiction other than the Jurisdiction and the federal laws of Canada applicable therein in effect on the date hereof.

Based on and subject to the foregoing, we are of the opinion that the Shares, when issued in accordance with the Exchange Agreement will be validly issued, fully paid, and nonassessable.

We hereby consent to the use of our firm name in the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not hereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations thereunder.

Yours truly,

/s/ Blake, Cassels & Graydon LLP